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                                                                     Exhibit 2.9



                             CONTRIBUTION AGREEMENT

                                  by and among

                      GENERAL MARITIME SHIP HOLDINGS LTD.,

                             GENMAR ALEXANDRA, LLC,

                                 GENMAR II, LLC,

                              EQUILI COMPANY, L.P.,

                              EQUILI COMPANY, LLC,

                          EQUILI COMPANY II, L.P., AND

                             EQUILI COMPANY II, LLC

                            Dated as of May 25, 2001


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                             CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT (this "Agreement"), is made as a Deed, is dated as of May 25, 2001 and is by and among General Maritime Ship Holdings Ltd., a Marshall Islands corporation (to be renamed General Maritime Corporation on or about the Closing Date, "Acquiror"), Genmar Alexandra, LLC, a Delaware limited liability company, Genmar II, LLC, a Delaware limited liability company, Equili Company, L.P., a New York limited partnership, Equili Company, LLC, a Delaware limited liability company, Equili Company II, L.P., a New York limited partnership, and Equili Company II, LLC, a Delaware limited liability company (each a "Transferor"), and the partners or members, as the case may be, of each Transferor (each a "Partner" and together with the Transferors, the "Transferor Parties"). Acquiror and the Transferor Parties are sometimes individually referred to herein as a "Party" and together as the "Parties."

                                    RECITALS

A. The Transferors listed on SCHEDULE 1 own all of the issued and outstanding share capital (the "SPV Shares") of the companies listed below each Transferor's name in SCHEDULE 1, each of which companies owns a Vessel (as hereinafter defined) except for two Transferors which each own a Vessel. As of the date hereof, the KENTUCKY and the WEST VIRGINIA Vessels are owned directly by Equili Company, L.P. and Equili Company II, L.P. respectively, which have leased such Vessels to Kentucky Shipping Company Ltd. and West Virginia Maritime Company Ltd., respectively, pursuant to bareboat charters as described on SCHEDULE 1. It is contemplated that the ownership of each of the KENTUCKY and WEST VIRGINIA Vessels will be transferred prior to the Closing Date (as hereinafter defined) to newly created Maltese entities. For purposes of this Agreement and subject to the provisions of Section 7.07, the companies which own the Vessels, together with Kentucky Shipping Company Ltd. and West Virginia Maritime Company Ltd., are defined as the "SPVs".

B. Acquiror contemplates entering into a Recapitalization (as defined in the Plan of Recapitalization attached as ANNEX A (the "Plan of Recapitalization")) intended to create a company owning and operating a number of motor tankers, including the Vessels, as further described in the Plan of Recapitalization.

C. As part of the plan of Recapitalization, Acquiror desires to exchange shares ("Acquiror Shares") of the common stock of Acquiror, par value $.01 per share (the "Acquiror Stock"), for all of the SPV Shares on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1.    DEFINITIONS.

      1.01  "Action" has the meaning set forth in Section 7.09.

      1.02  "Acquiror Shares" has the meaning set forth in Recital C.

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      1.03  "Acquiror Stock" has the meaning set forth in Recital C.

      1.04 "Balance Sheet" means the adjusted unaudited balance sheet of an SPV as of March 31, 2001 previously delivered to Acquiror.

      1.05  "Closing" means the closing of the transactions contemplated hereby.

      1.06  "Closing Date" means the date on which the Closing occurs.

      1.07 "Closing Opinion" has the meaning set forth in Section 3.07.

      1.08 "Contracts" has the meaning set forth in Section 4.10.

      1.09 "Disclosure Schedule" means the disclosure schedules accompanying this Agreement which the Transferors have prepared.

      1.10 "Encumbrance" means any lien, pledge, mortgage, security interest, maritime lien, time or demise charter, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever.

      1.11 "Environmental Claim" means any claim, allegation, action, cause of action, investigation, removal, remedial activity, or notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by any Transferor or SPV or the violation or alleged violation of any Environmental Law.

      1.12 "Environmental Law" means any Law or legally binding and enforceable treaty or convention concerning the environment or human health, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment or human health and with protecting or improving the quality of the environment or human health and includes, but is not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990, each of the foregoing as amended or supplemented from time to time.

      1.13 "Escrow Agent" has the meaning ascribed thereto in the Plan of Recapitalization.

      1.14 "Escrow Agreement" means the Escrow Agreement by and among Acquiror, the Transferors, and the other parties thereto, in substantially the form of Exhibit E with such changes thereto as may be reasonably required by the Escrow Agent.

      1.15 "Financial Statements" means (i) with respect to each of Equili Company, L.P. and Equili Company II, L.P., the unaudited balance sheet and statements of earnings prepared on a tax accounting basis, for each of the fiscal years ended December 31, 2000, 1999 and 1998 and (ii) with respect to each of Genmar Alexandra, LLC, whose only material asset is Genmar Alexandra, Ltd., and Genmar II, LLC, whose only material assets are Genmar Hector, Ltd. and Genmar Pericles, Ltd., the audited balance sheet, and statements of earnings, equity and cash

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flows, prepared in accordance with GAAP for the fiscal year ended December 31,
2000, in each case as previously delivered to Acquiror.

      1.16 "GAAP" means United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied.

      1.17 "Governmental Body" means any U.S. or foreign federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body, in each case whether domestic or foreign.

      1.18 "Indemnity Shares" means the Acquiror Shares to be held in the Indemnity Account as defined in Section 9(A)(iii) of the Plan of Recapitalization, the number of which are subject to adjustment pursuant to the remainder of Section 9 of the Plan of Recapitalization.

      1.19 "Interim Financial Statements" means the unaudited financial statements of an SPV as of, and for the period ended March 31, 2001 previously delivered to Acquiror.

      1.20 "IPO Price" means the price per share of Acquiror Stock fixed in the initial public offering of the Acquiror Stock.

      1.21 "Law" means any federal, state, local, foreign or international law (including common law), statute, code, ordinance, rule, regulation or other legally enforceable requirement.

      1.22 "Licenses" has the meaning set forth in Section 4.14(b).

      1.23 "Lockup Agreement" means the Lockup Agreement executed by each Transferor regarding the Acquiror Shares in the form of EXHIBIT A.

      1.24 "Loss," in respect of any matter, means any loss, liability, cost, expense, judgment, settlement or damage arising, directly or indirectly, as a result of or in connection with such matter, including reasonable attorneys', consultants' and other advisors' fees and expenses, reasonable costs of investigating or defending any claim, action, suit or proceeding or of avoiding the same or the imposition of any judgment or settlement.

      1.25 "Manager" has the meaning set forth in Section 6.07.

      1.26 "Material Adverse Effect" means any material adverse effect on any SPV's business, operations, assets, financial condition, liabilities, or results of operations or the ability of any Transferor to perform its obligations hereunder.

      1.27 "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

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      1.28 "Person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust and trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereof.

      1.29 "Pre-Closing Period" means all taxable periods ending on or before the Closing Date and the portion ending on or before the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

      1.30 "Registration Rights Agreement" means the Registration Rights Agreement by and between Acquiror and recipients of Acquiror Stock attached hereto as EXHIBIT B.

      1.31 "Registration Statement" means the draft Registration Statement of Acquiror on Form S-1 concerning the initial public offering of Acquiror Stock, attached hereto as EXHIBIT D.

      1.32 "Returns" means returns, reports, and information statements with respect to Taxes required to be filed with any taxing authority, including consolidated, combined and unitary tax returns.

      1.33 "SPV" has the meaning set forth in Recital A.

      1.34 "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any U.S. federal, state, local or non-U.S. taxing authority, including (a) income, franchise, profits, gross receipts, AD VALOREM, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (b) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

      1.35 "Texas Matter" has the meaning set forth in Section 7.12.

      1.36 "Transferring SPVs" has the meaning set forth in Section 7.07.

      1.37 "Underwriting Agreement" means the Underwriting Agreement with respect to Acquiror Stock by and among Acquiror, Lehman Brothers, Inc., ABN AMRO Rothschild, LLC and Jefferies & Company, Inc.

      1.38 "Vessel Transfer" has the meaning set forth in Section 7.07.

      1.39 "Vessels" means the motor tankers described in SCHEDULE 1.

      1.40 "Waiver and Contribution Agreement" means the Waiver and Contribution Agreement to be executed by each Transferor, substantially in the form of EXHIBIT C.

      1.41 COMMONLY USED TERMS. Unless the context clearly indicates otherwise, the terms below mean the following:

            (a)   "Hereof," "herein," and "hereinafter" refer to this Agreement.

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            (b) "Including" means including, without limitation (whether or not so expressed).

            (c) References to Sections, Recitals, Exhibits, Annexes, and Schedules mean, respectively, Sections, Recitals, Exhibits, Annexes, and Schedules of this Agreement.

            (d) Words denoting the singular include the plural and vice versa.

            (e) "It" or "its" or words denoting any gender include all genders.

2.    EXCHANGE OF SECURITIES.

      2.01 GENERALLY. Subject to and upon the terms and conditions hereinafter set forth, at the Closing, and in reliance upon the representations and warranties contained in this Agreement or made pursuant hereto, Transferors with full title guarantee shall sell, assign, transfer and deliver absolutely to Acquiror, and Acquiror shall purchase and accept from Transferors, all of the SPV Shares and all of the Transferors' rights, title, and interest in the SPV Shares, free and clear of all Encumbrances in exchange for the number of Acquiror Shares specified pursuant to Section 2.02. Each of Genmar Kentucky Ltd. and Genmar West Virginia, Ltd. is a Maltese company which will own the KENTUCKY and WEST VIRGINIA Vessels respectively as of the Closing. Although this Agreement is governed by New York law (as provided in Section 12.09), to the extent that Maltese law is relevant to the terms and conditions hereof, the Parties agree that this Agreement shall constitute a contract of exchange of shares (as opposed to a contract of sale of shares) for purposes of Maltese law.

      2.02 PLAN OF RECAPITALIZATION. The number of shares, timing of issuance, and all other aspects of the issuance of Acquiror Shares to the Transferors in consideration of the sale, assignment, transfer, and delivery of all SPV Shares to Acquiror shall be according to the terms and conditions specified in the Plan of Recapitalization, which is incorporated herein by reference. Acquiror shall deposit 10% of the Acquiror Shares to which each Transferor is entitled in escrow in the Purchase Price Calculation Account as defined in Section 9(A)(iii) of the Plan of Recapitalization, which Acquiror Shares shall be distributed in accordance with the remainder of Section 9 of the Plan of Recapitalization. Acquiror shall deposit an additional 10% of the total number of Acquiror Shares to which each Transferor is entitled under the Plan of Recapitalization in escrow in the Indemnity Account as defined in Section 9(A)(iii) of the Plan of Recapitalization. To the extent any Indemnity Shares are not subject to an indemnification claim against any Transferor under Section 11.02 within six months after the Closing, Acquiror shall instruct the Escrow Agent to release such Indemnity Shares to the Transferors entitled to them in accordance with the Plan of Reorganization. Acquiror shall instruct the Escrow Agent to release any Indemnity Shares that are subject to such an indemnification claim to the Transferors to the extent Acquiror and the Transferors or a court of competent jurisdiction finally resolves such claim in favor of the Transferors without the possibility of appeal.

3. CLOSING. The Closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022 contemporaneously with the closing of the initial public offering contemplated by the Registration Statement. The following shall take place at the Closing:

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      3.01 DELIVERY OF SHARE CERTIFICATES, ETC. The Transferors shall deliver or cause to be delivered to Acquiror (a) share certificates representing all the equity interests of the SPVs (including all issued and outstanding SPV Shares), accompanied by share transfer forms duly endorsed in blank or accompanied by duly executed instruments of transfer and (b) a certified copy of the Register of Members of the SPVs showing Acquiror as the owner of all of the SPV Shares.

      3.02 DELIVERY OF ACQUIROR SHARES. Acquiror shall deliver (or provide evidence satisfactory to the Transferors that it has delivered) to the Escrow Agent certificates representing all of the Acquiror Shares to be issued hereunder.

      3.03 DELIVERY OF SCHEDULE OF PURCHASED SHARES. Acquiror shall deliver to the Transferors a schedule reflecting issued and outstanding capital stock of Acquiror as of the Closing including the number of Acquiror Shares to be delivered to the Transferors and the number of Acquiror Shares delivered to the various escrow accounts for the benefit of each Transferor as more particularly described in the Plan of Recapitalization.

      3.04 RESIGNATION OF DIRECTORS AND OFFICERS OF THE SPVS. Transferors shall cause the directors and officers of the SPVs to resign as of the Closing, and Acquiror shall be entitled to designate their replacements.

      3.05 LOCKUP AGREEMENT. The Transferors shall execute and deliver to Acquiror the Lockup Agreement.

      3.06 REGISTRATION RIGHTS AGREEMENT. The Transferors and Acquiror shall execute and deliver the Registration Rights Agreement.

      3.07 LEGAL OPINION. Marshall Islands counsel for Acquiror shall deliver to the Transferors an opinion (the "Closing Opinion") containing substantially the items set forth in EXHIBIT E in a form reasonably acceptable to counsel to the Transferors.

      3.08 TRANSFER TAXES. Acquiror shall be liable for and shall pay all transfer or similar taxes, direct or indirect, if any, attributable to the transfer of the SPV Shares (but not any taxes based on income or receipts) and, in connection therewith, shall affix any necessary transfer stamps to any certificates evidencing the SPV Shares.

      3.09 INDEBTEDNESS. Acquiror shall repay the indebtedness listed on Section 4.06(b)(2) of the Disclosure Schedule.

      3.10 ESCROW AGREEMENT. Each Transferor, Acquiror and the Escrow Agent shall execute and deliver the Escrow Agreement.

4. REPRESENTATIONS AND WARRANTIES OF TRANSFERORS. The Transferors hereby represent and warrant to Acquiror as follows:

      4.01 ORGANIZATION AND GOOD STANDING OF TRANSFERORS. Each of Genmar Alexandra, LLC, Genmar II, LLC, Equili Company LLC, and Equili Company II, LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. Each of Equili Company, L.P. and Equili Company II, L.P. is a limited partnership duly

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organized, validly existing, and in good standing under the laws of New York.
Each Transferor has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. Each Transferor is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its contracts, the business done, or the property owned, leased, or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Other than the SPVs, no Transferor has any subsidiaries or owns any equity interest in any Person whatsoever.

      4.02 ORGANIZATION AND GOOD STANDING OF SPV. Each of Genmar Alexandra, Ltd., Genmar Hector, Ltd. and Genmar Pericles, Ltd. is a company with limited liability duly organized, validly existing, and in good standing under the laws of the Cayman Islands without limitation on the duration of its existence and has qualified and is in good standing as a Foreign Maritime Entity under the laws of the Republic of the Marshall Islands. Each of Kentucky Shipping Company Ltd. and West Virginia Maritime Company Ltd. which operate the KENTUCKY and WEST VIRGINIA Vessels respectively pursuant to bareboat charters is a company with limited liability, duly organized, validly existing and in good standing under the laws of Malta. Each of Genmar Kentucky Ltd. and Genmar West Virginia, Ltd. is a company with limited liability, duly organized, validly existing and in good standing under the laws of Malta. Each SPV has all requisite power and authority to own its properties and to carry on its business as it is now being conducted. Each SPV is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its contracts, the business done, or the property owned, leased, or operated by it requires such qualification. Copies of the Memorandum of Association and Articles of Association of each SPV and all amendments to each of the foregoing have been delivered to Acquiror and are true, complete, and accurate in all respects. The minutes of all meetings of the directors and members of each SPV and all other records regarding the governance or ownership of each SPV have been made available to Acquiror and are true, complete and accurate in all material respects. No SPV has any subsidiaries or owns any equity interest in any Person whatsoever.

      4.03 CAPITALIZATION; TITLE.

            (a) The authorized capital and number of issued shares of capital (to the extent applicable) of each SPV are as set forth in Section 4.03(a) of the Disclosure Schedule. All SPV Shares are validly issued, fully paid, and non-assessable. The Transferors own, beneficially and of record, and have good, valid, and marketable title to all of the SPV Shares, free and clear of any and all Encumbrances. No Person has any written or oral agreement, arrangement or understanding or option to or any right or privilege (whether by law, preemption, or contract) that is an agreement, arrangement, understanding, or option for the purchase or acquisition from any Transferor of any SPV Shares.

            (b) There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments that could require any SPV to issue, sell or otherwise cause to become outstanding any equity of such SPV or any securities convertible into, exchangeable for or carrying a right or option to purchase any equity of such SPV or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of equity of such SPV. There are no outstanding agreements among partners or members, registration rights agreements, or

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      rights of first refusal pertaining to equity interests of any SPV. None of the outstanding equity securities of any SPV has been issued in violation of any rights of any Person or in violation of any Law.

      4.04 AUTHORIZATION; ENFORCEABILITY. The execution and delivery of this Agreement by each Transferor has been duly authorized by all necessary action required on the part of such Transferor. This Agreement has been duly executed and delivered by each Transferor and constitutes the legal, valid, and binding obligation of such Transferor, enforceable against such Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

      4.05 NO CONFLICTS. Neither the execution and delivery by the Transferors of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or violate the organizational documents of any Transferor, any resolutions of the members or the partners, as the case may be, of any Transferor, the memorandum of association or articles of association of any SPV, any resolutions of the directors or members of any SPV, or any governing documents of any Transferor or SPV analogous to the foregoing, or (b) except as would not be reasonably likely to have a Material Adverse Effect, conflict with, violate, result in the breach of any term of, result in the acceleration of performance of any obligation under, constitute a default under, require the consent or approval of or any notice to or filing with any third party or Governmental Body, or create an Encumbrance on any of the properties or assets of any Transferor or SPV under, (x) any note, mortgage, deed of trust, lease or other agreement or instrument to which any Transferor or SPV is a party or by which any of their respective properties or assets is bound, or (y) any law, order, rule, regulation, decree, writ, injunction, or License of any Governmental Body having jurisdiction over any Transferor or SPV, or any of their respective properties.

      4.06 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

            (a) The Financial Statements and the Interim Financial Statements (true, complete and accurate copies of which have been previously delivered to Acquiror) have been prepared from the books and records of the entities shown on a consistent basis (and, in the case of the audited Financial Statements, in accordance with GAAP applied on a consistent basis) throughout the periods covered thereby and fairly present in all material respects the financial condition of the SPVs as at their respective dates and the results of operations (and, in the audited Financial Statements, the cash flows) of the SPVs for the periods covered thereby.

            (b) As of the date of each Balance Sheet, other than those set forth in Section 4.06(b)(1) of the Disclosure Schedule, the SPVs had no material liabilities, debts, or obligations of the type required to be reported on a balance sheet prepared in accordance with GAAP (including the footnotes thereto) (whether absolute, accrued, contingent or otherwise and in the case of any such liabilities, debts or obligations in respect of any Taxes, as determined on the basis of Tax Law as in effect as of the date of the Balance Sheet), except for liabilities, debts, or obligations reflected or reserved against in the applicable Balance Sheet or the Financial Statements (including the footnotes thereto). Since the date of each Balance Sheet, the SPVs have conducted their respective

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      businesses in the ordinary course consistent with past practice and have not incurred any liabilities, debts, or obligations of the type required to be reported on a balance sheet prepared in accordance with GAAP (including the footnotes thereto) (whether absolute, accrued, contingent or otherwise), except for liabilities incurred in the ordinary course of business and not reasonably likely to have a Material Adverse Effect. Since the date of each Balance Sheet, there have been no material adverse change in the business, operations, assets, condition (financial or otherwise), liabilities, or results of operations of the SPVs (other than general economic or industry conditions), and, to the Transferors' knowledge, no event has occurred or facts or circumstances exist which would be reasonably likely to result in a Material Adverse Effect. The only indebtedness of the SPVs or the Maltese entities to which the KENTUCKY and WEST VIRGINIA Vessels are to be transferred prior to Closing or incurred by the Vessels at the Closing Date will be (A) the indebtedness listed in Section 4.06 (b)(2) of the Disclosure Schedule which indebtedness will include new debt with terms and conditions reasonably satisfactory to Acquiror in an aggregate amount of up to $10 million and which indebtedness will not aggregate in excess of $59,000,000 and (B) current liabilities, other than for borrowed money, reflected or reserved against in the SPV's or entity's Balance Sheet delivered to Acquiror or otherwise incurred in the ordinary course of business and not reasonably likely to have a Material Adverse Effect.

      4.07 RECEIVABLES AND PAYABLES. Section 4.07 of the Disclosure Schedule sets forth a true, correct, and complete list of all accounts and notes receivable, trade notes and trade accounts, and accounts and notes payable, together with the amounts thereof, as of March 31, 2001. All of the accounts and notes receivable and trade notes and trade accounts owing to the SPVs constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business. All accounts payable and notes payable by the SPVs arose in bona fide transactions in the ordinary course of business.

      4.08 TAXES.

            (a) Except as set forth in Section 4.08(a) of the Disclosure Schedule, the SPVs have timely filed with the appropriate taxing authorities all material Returns required to be filed by them (taking into account any extension of time to file). The information on such Returns is complete and accurate in all material respects. The SPVs have paid on a timely basis all Taxes (whether or not shown on any Return) due and payable, except for Taxes (i) which the applicable SPV believes in good faith are not due and payable because they are being diligently contested by appropriate proceedings, (ii) for which the applicable SPV has set aside on its books reserves to the extent required by GAAP, or (iii) for which the failure to pay would not be reasonably likely to have a Material Adverse Effect. There are no liens for any material Taxes (other than for current Taxes not yet due and payable) upon the assets of any SPV.

            (b) Except as set forth in Section 4.08(b) of the Disclosure Schedule, no unpaid (or unreserved in accordance with GAAP) deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing authority or other Governmental Body with respect to any SPV for any Pre-Closing Period, and there are no pending or, to the Transferors' knowledge, threatened, audits, investigations or claims or issued and outstanding assessments for or relating to any liability in respect of Taxes of any SPV. No extension of a statute of limitations relating to any Taxes is in effect with respect to any SPV.

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            (c) (i) Each SPV has made provision on its Balance Sheet in accordance with GAAP for all Taxes payable by it with respect to any Pre-Closing Period as determined on the basis of Tax Law in effect as of the date hereof, which will not have been paid prior to the Closing Date;
      (ii) except as set forth in Section 4.08(c)(ii) of the Disclosure Schedule, no SPV is liable for Taxes of any other Person or is currently under any contractual obligation to or a party to any tax sharing agreement or any other agreement providing for payments by such SPV with respect to Taxes; (iii) no written claim has ever been made by a taxing authority in a jurisdiction where any SPV does not currently file Returns that such SPV is or may be subject to taxation by that jurisdiction; and
      (iv) no SPV has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person.

      4.09 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES.

            (a) No SPV owns or leases any real property.

            (b) Except as set forth in Section 4.09(b) of the Disclosure Schedule, each SPV has good title to the Vessel listed as owned by such SPV in SCHEDULE 1 and has either good title to or a valid leasehold interest, license or similar interest in all other properties and assets, real and personal, tangible and intangible, that it owns, purports to own, or are necessary in the operation of its business, and all those other properties and assets reflected on its books and records and on its Balance Sheet (except those sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Encumbrances. None of such properties or assets leased by any SPV are subject to any sublease, sublicense or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

      4.10 CONTRACTS. Each oral or written agreement to which any Transferor or SPV is a party and which is material to the business of any SPV as it is currently conducted (a "Contract") is legal, valid, binding and in full force and effect and is enforceable by such Transferor or SPV, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. Except as set forth in
Section 4.10 of the Disclosure Schedule, each Transferor and SPV are in compliance and are not (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Contracts to which they are a party except where any such breaches or defaults would not in the aggregate be reasonably likely to have a Material Adverse Effect, and, to the Transferors' knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts. Except as set forth in
Section 4.10 of the

Disclosure Schedule, to the Transferors' knowledge, there is no pending dispute under any of the Contracts, nor has any other party thereto notified any Transferor or SPV of any unresolved complaint regarding the performance of any Transferor or SPV thereunder, except where any such disputes or complaints would not in the aggregate be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 4.10 of the Disclosure Schedule, no Transferor or SPV has received any notice of any termination or non-renewal of any Contract, nor is any Transferor aware that any other party to any Contract intends to terminate or not renew any such Contract. No SPV is party to or bound by any contract, agreement or arrangement (whether oral or written) which has been entered into without the participation of the Manager except (i) as set forth in
Section 4.10 of the Disclosure Schedule, or (ii) contracts, agreements and arrangements entered in the ordinary course of business which are terminable at will. Except as set forth in Section 4.10 of the Disclosure Schedule, no SPV is party to or bound by any contract, agreement or arrangement with any Transferor or its affiliates.

      4.11 INSURANCE. Each insurance policy currently maintained by or for the benefit of any SPV is in full force and effect (free from any presently exercisable right of termination on the part of the insurance company issuing such policy prior to the expiration of the term of such policy) and all premiums due and payable in respect thereof have been paid except where the failure to pay would not be reasonably likely to have a Material Adverse Effect. No Transferor or SPV has received notice of cancellation or non-renewal of any such policy. The transactions contemplated by this Agreement will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

      4.12 LITIGATION. Except as set forth in Section 4.12 of the Disclosure Schedule, there is no lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding (excluding any Environmental Claims, which are governed exclusively by Section 4.13 of this Agreement) or notice thereof pending or, to the Transferors' knowledge, threatened against any Transferor or SPV or their respective properties or assets, including the Vessels, or any director, officer, or employee of any SPV, in his or her capacity as such, which would be reasonably likely to have a Material Adverse Effect. Neither the Transferors nor the SPVs are identified as a party subject to any restrictions or limitations under any judgment, order or decree of any Governmental Body which, either singularly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

      4.13 ENVIRONMENTAL MATTERS. Except as would not be reasonably likely to have a Material Adverse Effect:

            (a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, the operations and properties of the SPVs and the Vessels are in compliance with applicable Environmental Laws, which compliance includes the possession by the SPVs of all permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the SPVs have not received any written notice of any violation of any Environmental Law.

            (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, there are no Environmental Claims pending or, to the Transferors' knowledge, threatened against the Transferors, the SPVs, or any of their respective properties or assets (including the Vessels) or any director, officer or employee of the SPVs, in his or her capacity as such, or any person or entity whose liability for any Environmental Claim that Transferors or the SPVs have retained or assumed.

            (c) Except as set forth on Section 4.13(c) of the Disclosure Schedule, to the knowledge of the Transferors and the SPVs, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the SPVs, the Vessels or any person or entity whose liability for any Environmental Claim the Transferors or the SPVs have retained or assumed.

      4.14 COMPLIANCE WITH LAW.

            (a) Except as would not be reasonably likely to have a Material Adverse Effect, each SPV is and has been in compliance in all material respects with all applicable laws, statutes, rules, ordinances, regulations, orders and decrees governing the conduct or operation of its business (excluding Environmental Laws which are governed exclusively by Section 4.13 of this Agreement), and all of its Licenses. No SPV has received any notice of any violation of any such law, statute, rule, ordinance, regulation, order, decree or License.

            (b) Except as would not be reasonably likely to have a Material Adverse Effect, (i) each SPV has all governmental licenses, approvals, authorizations, registrations, consents, orders, certificates, decrees, franchises and permits (collectively, "Licenses") necessary to conduct its business as currently conducted and such Licenses are in full force and effect; and (ii) no proceeding is pending or, to Transferor's knowledge, threatened seeking the revocation or limitation of any such License.

      4.15 EMPLOYEES. No SPV now has, nor has it since the date of its formation had, any employees.

      4.16 BOOKS AND RECORDS. The books and records of each SPV with respect to such SPV, its operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made and all transactions have been accurately accounted for in all material respects.

      4.17 INVESTMENT PURPOSE; PRIVATE PLACEMENT.

            (a) Each Transferor is acquiring the Acquiror Shares solely for the purpose of investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable law.

            (b) Each Transferor acknowledges that the issuance of the Acquiror Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered and sold in reliance on federal and state exemptions for transactions not involving any public offering. Each Transferor acknowledges that the Acquiror Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities laws and regulations.

            (c) Each Transferor is an "accredited investor" within the meaning of Rule 501(a) of Regulation D, promulgated under the Securities Act, and was not organized for the specific purpose of acquiring the Acquiror Shares.

            (d) Each Transferor, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Acquiror Shares and is able to bear the economic risk of such investment.

            (e) Each Transferor has had a full opportunity to ask questions of and receive answers from representatives of Acquiror concerning an acquisition of the Acquiror Shares, including financial information concerning Acquiror. Each Transferor was previously informed that all documents, records and books pertaining to such an acquisition were at all times available at the offices of Acquiror located at 35 West 56th Street, New York, NY 10019, and that all documents, records and books pertaining to such an acquisition requested by each Transferor have been made available to each Transferor and the persons that each Transferor has retained to advise it with respect to such an acquisition, and that each Transferor and such persons have been supplied with such additional information concerning such an acquisition as they have requested.

            (f) No Transferor is relying on Acquiror or any of its officers, directors, employees, founders or agents with respect to the tax and other economic considerations of an investment in the Acquiror Shares. Each Transferor has consulted its own financial, legal, and tax advisors with respect to the economic, legal, and tax consequences of an investment in the Acquiror Shares. No Transferor is relying on any representations or warranties of Acquiror with respect to the transactions contemplated hereunder other than those contained in Section 6 or on any representations of any officer, director, employee, founder or agent of Acquiror.

      4.18 REGISTRATION STATEMENT INFORMATION. Each Transferor has received and reviewed the Registration Statement. All information concerning the Transferors in the Registration Statement is complete and correct. Any information provided by any Transferor for inclusion in revisions to the Registration Statement after the date of this Agreement will be complete and correct.

5. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR PARTIES. The Transferor Parties hereby represent and warrant to Acquiror that except with respect to the potential sale by Transferors in the overallotment option in connection with Acquiror's initial public offering, no Transferor Party or Transferor is under any binding commitment or obligation to sell, transfer, or otherwise dispose of the Acquiror Shares to be transferred to the Transferors pursuant to this Agreement except as provided in the limited liability company agreement of each of Genmar Alexandra, LLC and Genmar II, LLC.

6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to each Transferor as follows:

      6.01 ORGANIZATION AND GOOD STANDING. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

      6.02 CAPITALIZATION. The authorized capital of Acquiror consists of 75,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, of which none are outstanding as of the date hereof. Immediately following the Closing, the outstanding capital stock of Acquiror shall be as set forth in the schedule delivered pursuant to Section 3.03.

      6.03 AUTHORIZATION. The execution and delivery of this Agreement by Acquiror have been duly authorized by all necessary corporate action required on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the legal, valid, and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

      6.04 NO CONFLICTS. Neither the execution and delivery by Acquiror of this Agreement nor the consummation by Acquiror of the transactions contemplated hereby will (a) conflict with or violate the Certificate of Incorporation or By-Laws of Acquiror, or (b) conflict with, violate, result in the breach of any term of, constitute a default under or require the consent or approval of or any notice to or filing with any Person under, (x) any note, mortgage, deed of trust or other agreement or instrument to which Acquiror is a party or by which Acquiror is bound, or (y) any law, order, rule, regulation, decree, writ or injunction of any Governmental Body having jurisdiction over Acquiror (except where such conflict, violation, breach or default, or the failure to obtain such consent or approval, give such notice or make such filing, would not be reasonably likely to have a Material Adverse Effect on the business, operations, assets, conditions, liabilities or results of operations or materially adversely impair the ability of Acquiror to consummate the transactions contemplated hereby).

      6.05 LITIGATION. No lawsuit, governmental investigation or legal, administrative or arbitration action or proceeding is pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its properties or assets, or any director, officer or employee of Acquiror in his or her capacity as such, which questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

      6.06 ACQUIROR SHARES. The issuance, transfer, and delivery of the Acquiror Shares hereunder have been duly authorized by all required corporate action on the part of Acquiror, and when issued, transferred, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances.

      6.07 REPRESENTATIONS RELATING TO SPVS. To the knowledge of Acquiror which for purposes hereof shall mean the knowledge of General Maritime Corporation, a Marshall Islands corporation, to be renamed upon its acquisition by Acquiror, which has provided commercial management services for the Vessels and is being acquired by Acquiror prior to the Closing (the "Manager), each of the representations of the Transferors and the SPVs set forth in Sections 4.05(b)(x), 4.06, 4.07, 4.09(b), 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16
(solely with respect to the financial information contained in the books and records of any SPV historically provided by the Manager) of this Agreement is true and correct in all material respects as it relates to matters relating to activities performed by such corporation to date.

      6.08 PRIVATE PLACEMENT. Acquiror is acquiring the SPV Shares solely for the purpose of ownership for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of applicable law. Acquiror acknowledges that the SPV

Shares have not been registered under the Securities Act, or any state securities laws, and are being offered and sold in reliance on federal and state exemptions for transactions not involving any public offering. Acquiror acknowledges that the SPV Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable state securities laws and regulations.

      6.09 WAIVER OF MANAGEMENT FEE. Acquiror shall cause the Manager to waive, as of the Closing, its right pursuant to Section 15 of the management agreements listed on SCHEDULE 2 which the Manager has entered with respect to the Vessels to receive a management fee from any Transferor for any period following the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

      6.10 LIQUIDATION OF SPVS. Acquiror has no present intention to liquidate any SPV or make any election or take any action which would be treated under the Code as resulting in the liquidation of any SPV.

7. COVENANTS; EFFECT OF TRANSFER OF VESSELS. The Parties hereby covenant and agree as follows:

      7.01 CONDUCT OF BUSINESS. From the date hereof until the Closing, the Transferors will cause each of the SPVs to conduct its business in the ordinary course, and without limiting the generality of the foregoing, not do any of the following, without the prior written consent of Acquiror:

            (a) amend or otherwise modify its constituting documents or by-laws (or similar organizational documents);

            (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements, arrangements or understandings of the type referred to in Section 4.03(b) with respect to, the SPV Shares or any other of its securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, split or combination, exchange or readjustment of shares, dividend or otherwise;

            (c) mortgage, pledge or grant any security interest in any of its assets;

            (d) declare, set aside, make or pay any dividend or other distribution to any holder of its share capital;

            (e) redeem, purchase or otherwise acquire, directly or indirectly, the SPV Shares; or

            (f) enter into any commitment to do any of the foregoing.

Notwithstanding the foregoing, the Parties acknowledge that prior to the Closing the SPVs that own the KENTUCKY and WEST VIRGINIA Vessels shall transfer such Vessels to Genmar Kentucky Ltd. and Genmar West Virginia Ltd. respectively in accordance with Section 7.07.

      7.02 NO SOLICITATION OF ALTERNATIVE TRANSACTION. No Transferor shall, and the Transferors shall cause the SPVs not to, directly or indirectly, solicit or entertain offers from, negotiate with, provide any nonpublic information to, enter into any agreement with, or in any manner encourage, discuss, accept, or consider any proposal of, any third party relating to the acquisition of such Transferor, any SPV, or their assets or business, in whole or in part, whether through a tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or a significant amount of assets, sale of securities, liquidation, dissolution, or similar transactions involving any Transferor or SPV (collectively, "Acquisition Proposals"). Each Transferor shall promptly inform the Acquiror of any inquiry (including the terms thereof and the identity of the third party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to the Acquiror a copy of any such written inquiry.

      7.03 TAXES AND COOPERATION ON TAX MATTERS.

      (a) TAX RETURNS; LIABILITY FOR TAXES; INDEMNIFICATION.

                  (i) Acquiror shall cause each SPV to prepare and file the
            Returns for the taxable periods of such SPV ending on or prior to the Closing Date; PROVIDED that the Transferors shall provide full cooperation and support in the preparation of such Returns. All reasonable, out-of-pocket costs, fees, and expenses relating to the preparation and filing of such Returns shall be the responsibility of the SPVs.

                  (ii) Acquiror shall be liable and shall indemnify the
            Transferors for any and all Taxes imposed on the SPVs (but not the Transferors) for which the Transferors are liable relating to or apportioned to any taxable year or portion thereof beginning and ending after the Closing Date (except to the extent no provision was properly made for such Tax on the applicable Balance Sheet in accordance with GAAP as set forth in Section 4.8(c)(i) of this Agreement). Indemnity payments made pursuant to this Section 7.03(a)(ii) shall be increased by any Tax cost incurred as a result of the receipt of such payment and shall be decreased by any tax benefit (E.G., increased basis of an asset or a deduction available in a future year) received as a result of such payment (taking into account the time value of money). Acquiror shall not settle, either administratively or after the commencement of litigation, any Tax claim imposed on the SPVs for which the Transferors have indemnified Acquiror pursuant to this Agreement without the prior written consent of the Transferors which consent may not be unreasonably withheld.

                  (iii) The value of any cash or securities paid, transferred, or withheld in satisfaction of the indemnification obligations of Acquiror, the SPVs, or the Transferors under this Agreement will be treated for tax purposes as an adjustment to the purchase price for the SPV Shares.

                  (iv) The Transferors shall notify Acquiror in writing of, and keep Acquiror fully informed as to the status of, any pending or threatened Tax audits or assessments that may result in a liability for which the Acquiror has indemnified the Transferors pursuant to this Section 7.03(a). Acquiror may control the audits and any proceedings relating to any such Tax claim, on condition that (a) it keeps the Transferors informed on a current basis of the status of any such proceedings and (b) the Transferors and their counsel have the right to participate, at the Transferors' expense, in any such proceeding. No Transferor shall settle, either administratively or after the commencement of litigation, any such Tax claim without the prior written consent of Acquiror, which consent may not be unreasonably withheld.

            (b) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, of the Transferors or any SPV which may have an effect on any SPV for periods ending after the Closing Date shall be made after the date of this Agreement without the prior written consent of Acquiror.

            (c) Acquiror shall take no position on any tax return or take any action that is inconsistent with the intention of the Parties that the transfers of the SPVs qualify as transactions described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), including, without limitation, that Acquiror shall not, at any time within one year following consummation of the transactions contemplated herein, liquidate any SPV, or make any election or take any action which would be treated under the Code as resulting in the liquidation of any SPV.

            (d) COOPERATION.

                  (i) Acquiror and the Transferors shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 7.03 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Transferors (before the Closing) and Acquiror (after the Closing) shall each cause the SPVs (A) to retain all books and records with respect to Tax matters pertinent to the SPVs relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each SPV or Transferor, as the case may be, shall allow the other Party to take possession of such books and records.

                  (ii) Acquiror and the Transferors further agree, upon request, to use good faith efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that such certificate or other document does not increase the Tax of Acquiror or the Transferors.

      7.04 EXECUTION OF DOCUMENTS. Each Transferor shall execute and deliver to Acquiror the Lockup Agreement. Acquiror and each Transferor shall execute and deliver to each other the Registration Rights Agreement.

      7.05 FURTHER ASSURANCES. Each Transferor agrees to execute and deliver, and to cause each SPV to execute and deliver, such additional documents and instruments, and to perform such additional acts, as Acquiror may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof. Without limiting the generality of the foregoing, to the extent that any assets, Contracts, licenses, permits, or insurance policies are necessary for the conduct of the business of the SPVs in substantially the manner currently conducted and owned by or held in the name of the Transferors, the Transferors shall execute and deliver such additional documents and instruments and perform such additional acts as are necessary to transfer such assets, Contracts, licenses, permits, and insurance policies to the SPVs.

      7.06 RESTRICTIONS ON SECURITIES. Each Transferor acknowledges and agrees that any certificates representing Acquiror Shares shall bear the following legend and that the transfer agent of Acquiror will be instructed to place a stop transfer order prohibiting transfers of Acquiror Shares except in conformity with such legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

      7.07 TRANSFER OF VESSELS; SUBSTITUTION OF SPVS. Prior to the Closing, (i) Equili Company, L.P. shall transfer the KENTUCKY Vessel to Genmar Kentucky Ltd. and Equili Company II, L.P. shall transfer the WEST VIRGINIA Vessel to Genmar West Virginia, Ltd. pursuant to terms and conditions, including the incurrence of debt in the aggregate amount of $10 million listed on Section 4.06(b)(2) of the Disclosure Schedule, and arrangements which are reasonably satisfactory to Acquiror (the "Vessel Transfers") and (ii) from and after the date of such transfers, the Transferors shall cause each of Genmar Kentucky Ltd. and Genmar West Virginia, Ltd. to comply with the terms of this Agreement whereupon they will be substituted hereunder as SPVs for Equili Company, L.P., Equili Company II, L.P., Kentucky Shipping Company Ltd. and West Virginia Maritime Company Ltd. (in such capacity, the "Transferring SPVs"). Upon the effective date of the Vessel Transfers, the Transferring SPVs shall no longer be deemed SPVs under this Agreement but Equili Company, L.P. and Equili Company II, L.P. shall remain as Transferors.

      7.08 REPRESENTATIONS, WARRANTIES AND COVENANTS. Transferors agree and represent that on the date of the Vessel Transfers, (i) each and every representation and warranty with respect to (x) the Transferring SPVs and (y) the SPV Shares issued by Equili Company, L.P. and Equili

Company II, L.P., and (ii) each and every covenant to be performed by any Transferring SPV, which are contained in this Agreement, any Schedule or any certificate delivered pursuant hereto shall be deemed made, in the case of a representation and warranty, and assumed, in the case of a covenant, as to Genmar Kentucky Ltd. and Genmar West Virginia, Ltd. as of such date and shall be true and correct as of such date and shall be repeated at the Closing.

      7.09 OUTSTANDING LITIGATION. Transferors agree that (i) the litigation to which Marathon Ashland Petroleum LLC is a party described in Section 4.12 of the Disclosure Schedule (the "Action") shall remain with Equili Company, L.P. and Equili Company II, L.P. and neither Acquiror, Genmar Kentucky Ltd. nor Genmar West Virginia, Ltd. will acquire any interest in any right of recovery thereunder and (ii) Acquiror shall be indemnified with respect to the Action as provided in Section 11.04.

      7.10 REPAYMENT OF INDEBTEDNESS. Prior to the Closing, Transferors shall cause all of the indebtedness of the SPVs other than the indebtedness set forth on Section 4.06(b)(2) of the Disclosure Schedule to be repaid.

      7.11 OVERALLOTMENT SALES. If Transferors have the opportunity to sell Acquiror Shares in the underwriters' overallotment option in Acquiror's initial public offering, then at the closing of the issuance of any Acquiror Shares pursuant to such overallotment option, Acquiror shall make substantially similar representations and warranties to such selling Transferors as Acquiror makes to the underwriters and obtain for such selling Transferors an accountant's comfort letter and legal opinions substantially similar to those provided to the underwriters solely for such selling Transferors' use in their diligence review for sale under such overallotment option; provided, however, that such selling Transferors shall provide any information or materials reasonably requested by such accountants and counsel.

      7.12 COOPERATION RELATING TO HECTOR VESSEL. Prior to the Closing, Transferors shall cooperate fully with, and to the extent reasonably requested by, Acquiror in connection with its due diligence investigation with respect to the matter (the "Texas Matter") set forth on Section 4.13(b) of Disclosure Schedule.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror under Sections 2, 3, and the Plan of Recapitalization shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Acquiror; provided however that notwithstanding the foregoing, the failure of any condition specified in this
Section 8 with respect to any single SPV or Transferor shall not relieve Acquiror of its obligations to consummate the transactions described in this Agreement and in the Plan of Recapitalization with respect to the Transferors except that (i) a failure with respect to any SPV shall relieve Acquiror of such obligations with respect to the Transferors which have an equity interest in such SPV as to such SPV and (ii) a failure with respect to a Transferor shall relieve Acquiror of such obligations with respect to other Transferors with equity interests in the SPVs to which such failure is relevant as to such SPVs:

      8.01 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty of each Transferor contained or provided in this Agreement, any Schedule or any certificate delivered pursuant hereto shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct in all material respects as of that date.

      8.02 COMPLIANCE WITH COVENANTS. Each Transferor shall have performed and observed in all material respects all covenants and agreements to be performed or observed by such Transferor under this Agreement at or before the Closing.

      8.03 LACK OF ADVERSE CHANGE. Since the date of each Balance Sheet, there has not occurred any circumstance or event which, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect.

      8.04 REGULATORY APPROVALS. All material approvals and consents of regulatory authorities required to carry out the transactions contemplated by this Agreement shall have been obtained.

      8.05 CONSENTS OF THIRD PARTIES. All material consents from third parties necessary for the execution and delivery of this Agreement by Transferors and the consummation of the transactions contemplated hereby shall have been obtained in writing.

      8.06 NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or which imposes restrictions on Acquiror's right or ability to operate the businesses of any SPV shall be in effect; and no action or proceeding before any Governmental Body shall have been instituted or, to the knowledge of Acquiror, threatened by any Governmental Body, or by any other Person, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or which seeks to impose restrictions on Acquiror's right or ability to operate the businesses of any SPV, or seeks to require Acquiror to dispose of any of its businesses, operations, properties or assets or any claim relating to the equity of any SPV and which in any such case has a reasonable likelihood of success in the reasonable opinion of counsel to Acquiror.

      8.07 LOCKUP AGREEMENT. Each Transferor shall have executed and delivered to Acquiror the Lockup Agreement.

      8.08 REGISTRATION RIGHTS AGREEMENT. Each Transferor shall have executed and delivered to Acquiror the Registration Rights Agreement.

      8.09 UNDERWRITING AGREEMENT. The Underwriting Agreement shall have been executed and delivered by the parties thereto.

      8.10 WAIVER AND CONTRIBUTION AGREEMENT. Each Transferor shall have executed and delivered to Acquiror a Waiver and Contribution Agreement.

      8.11 NO ENCUMBRANCES OR INDEBTEDNESS. Each of the Vessels and all of the SPV Shares shall be delivered free and clear of all Encumbrances. Transferors shall have caused the repayment of all indebtedness of the SPVs or incurred by the Vessels other than the indebtedness set forth on Section 4.06(b)(2) of the Disclosure Schedule.

      8.12 TRANSFER OF VESSELS. Equili Company, L.P. shall have transferred the KENTUCKY Vessel to Genmar Kentucky Ltd. and Equili Company II, L.P. shall have transferred the WEST VIRGINIA Vessel to Genmar West Virginia, Ltd. in accordance with Section 7.07.

      8.13 ESCROW AGREEMENT. Each Transferor, Acquiror and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      8.14 UPDATE OF SCHEDULES. Transferors shall have updated SCHEDULE 1 and relevant sections of the Disclosure Schedule to reflect the transfers of the KENTUCKY and WEST VIRGINIA Vessels in accordance with Section 7.07 and the results of the due diligence investigation conducted by Acquiror as contemplated by Section 7.12 in each case in a manner reasonably acceptable to Acquiror.

      8.15 OTHER CLOSING MATTERS. Acquiror shall have received such other supporting information in confirmation of the representations, warranties, covenants and agreements of Transferor and the satisfaction of the conditions to Acquiror's obligation to close hereunder as Acquiror or its counsel may reasonably request.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF TRANSFEROR. The obligations of the Transferors under Sections 2 and 3 shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Transferors:

      9.01 REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty of Acquiror contained or provided in this Agreement, any Schedule or any certificate delivered pursuant hereto shall have been true and correct when made and shall be repeated at the Closing and (a) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct as of that date, and (b) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representations and warranties that are made as of a specified date shall only be required to be true and correct in all material respects as of that date.

      9.02 COMPLIANCE WITH COVENANTS. Acquiror shall have performed and observed in all material respects all covenants and agreements to be performed or observed by it under this Agreement at or before the Closing.

      9.03 REGULATORY APPROVALS. All material approvals and consents of regulatory authorities required to carry out the transactions contemplated by this Agreement, shall have been obtained.

      9.04 CONSENTS OF THIRD PARTIES. All consents from third parties necessary for the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby shall have been obtained in writing.

      9.05 NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by Governmental Body, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, that declares this Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby shall be in effect.

      9.06 REGISTRATION RIGHTS AGREEMENT. Acquiror shall have executed and delivered to the Transferors the Registration Rights Agreement. 9.07 UNDERWRITING AGREEMENT. The Underwriting Agreement shall have been executed and delivered by the parties thereto.

      9.08 ESCROW AGREEMENT. Each Transferor, Acquiror and the Escrow Agent shall have executed and delivered the Escrow Agreement.

      9.09 CLOSING OPINION. The Transferors shall have received the Closing Opinion.

10.   TERMINATION OF AGREEMENT.

      10.01 CONDITIONS FOR TERMINATION. This Agreement may be terminated as to the acquisition of any and all SPVs:

            (a) at any time prior to the Closing, by mutual consent of Acquiror and the Transferors;

            (b) by Acquiror or the Transferors if the Closing shall not have been consummated by July 15, 2001, unless such failure of consummation shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the Party seeking to terminate this Agreement; or

            (c) by Acquiror or the Transferors if the other fails to cure a material breach of any provision of this Agreement within fifteen days after its receipt of written notice of such breach from the non-breaching Party, provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this Section 10.01(c) if it is also in material breach of any provision of this Agreement;

provided that Acquiror, on the one hand, and the Transferors, on the other hand, may waive their right to terminate this Agreement as to the acquisition of one or more SPVs.

      10.02 EFFECT OF TERMINATION. Upon the termination of this Agreement for any reason, Acquiror and the Transferors shall have no liability or further obligations arising out of this Agreement except for any liability resulting from a breach of a representation, warranty or covenant contained in this Agreement prior to termination. Furthermore, the provisions of Section 121 shall survive any termination of this Agreement.

11.   REMEDIES.

      11.01 SURVIVAL. The representations and warranties of the Transferors in
Section 4.01, 4.02, 4.03, and 4.04 (each as modified by Section 7.08) and Acquiror in Sections 6.01, 6.02 and 6.03 shall survive the Closing for a period of eighteen months thereafter plus such additional amount of time required for the final resolution of any claim under Section 11.02 with respect to any such representation or warranty of which notice is given in writing during such initial eighteen-month period. All other representations and warranties of the Parties hereunder shall survive the Closing for a period of six months thereafter plus such additional amount of time required for the final resolution of any claim under Section 11.02 with respect to any such representation or warranty of which notice is given in writing during such initial six-month period. The covenants of the Parties contained herein, or in any signed writing delivered pursuant hereto or in connection herewith, shall survive the Closing indefinitely.

      11.02 INDEMNIFICATION BY TRANSFERORS.

            (a) The Transferors hereby severally (provided that with respect to (i) Equili Company, L.P. and Equili Company, LLC hereby jointly and severally and (ii) Equili Company II, L.P. and Equili Company II, LLC, hereby jointly and severally) indemnify and hold harmless Acquiror, each SPV, and each of their respective directors, officers, employees, agents, and representatives, and their respective successors and assigns (all of the foregoing, the "Indemnified Parties") from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with a breach by any Transferor of any representation, warranty, or covenant made by any Transferor in this Agreement.

            (b) Except for a breach by a Transferor of any representation or warranty contained in Sections 4.01, 4.02, 4.03, or 4.04 (each as modified by Section 7.08), each Transferor's sole obligation and Acquiror's sole remedy with respect to indemnification by the Transferors for a breach of a representation or warranty under Section 11.02(a) shall be for Acquiror to have recourse to the Indemnity Shares, and Acquiror may instruct the Escrow Agent to return to Acquiror a number of Indemnity Shares equal to the amount of the applicable Loss divided by the IPO Price until such number of Indemnity Shares equals zero. Any fractional shares among such Indemnity Shares created as a result of such reduction shall be subject to
      Section 7 of the Plan of Recapitalization.

            (c) With respect to indemnification for a breach by a Transferor of any representation or warranty contained in Sections 4.01, 4.02, 4.03, or
      4.04 (each as modified by Section 7.08), Acquiror's first remedy shall be recourse to the Indemnity Shares, and Acquiror may instruct the Escrow Agent to return Indemnity Shares to Acquiror in accordance with the first sentence of this Section 11.02(b). To the extent such return of Indemnity Shares does not fully offset the Loss, the Transferors shall satisfy the remainder of the Loss by returning to Acquiror a number of Acquiror Shares equal to the remainder of the Loss divided by the IPO Price until the Transferors have returned a number of shares equal to the number of Acquiror Shares issued to the Transferors. To the extent any Transferor and its affiliate transferees no longer own Acquiror Shares sufficient to satisfy its obligations under the preceding sentence, such Transferor shall pay to Acquiror the remainder of the Loss in cash, subject to the limit expressed in the preceding sentence. For greater certainty, in no event shall any

      Transferor be required to return to Acquiror more than such Transferor's Transferor Shares (or the cash equivalent of such Acquiror Shares based on the IPO Price if such Transferor no longer owns such Transferor Shares).

            (d) Except as provided in Section 11.04, the remedies provided in this Section 11.02 are the exclusive remedy of Acquiror with respect to the representations, warranties, and covenants, and any other matters covered by this Agreement; provided, however, that nothing in this Section
      11.02 shall prohibit Acquiror from seeking specific performance or injunctive relief against any Transferor in respect of a breach by such Transferor of any covenant hereunder; and further provided, that nothing in this Section 11.02 shall limit Acquiror's remedies for a breach of covenant occurring prior to the Closing.

      11.03 INDEMNIFICATION BY ACQUIROR.

            (a) Acquiror shall indemnify and hold harmless each Transferor and each of its respective directors, officers, employees, agents, and representatives, and their respective successors and assigns from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with a breach by Acquiror of any representation, warranty, or covenant made by Acquiror in this Agreement, in each case solely to the extent provided in Section 11.03(b).

            (b) Acquiror's sole obligation and each Transferor's sole remedy for a breach by Acquiror of a representation, warranty, or covenant hereunder shall be for Acquiror to pay such Transferor the amount of such Transferor's Loss in cash; provided that Acquiror's total obligations under this Section 11.03 shall in no event exceed the aggregate value of the SPV Shares minus any cash paid by Acquiror in respect of the SPVs.

      11.04 INDEMNIFICATION WITH RESPECT TO THE ACTION. Each of Equili Company, L.P. and Equili Company II, L.P. hereby jointly and severally indemnifies and holds harmless the Indemnified Parties from and against any Loss incurred or suffered by such Person as a result of, arising from or in connection with the Action. Nothing contained in Section 11.02 shall limit Acquiror's remedies with respect to a breach of Section 7.09.

12.   MISCELLANEOUS.

      12.01 EXPENSES. Each Party shall pay all costs and expenses incurred by such Party in respect of the transactions contemplated hereby, including fees of brokers, finders, advisers, attorneys, and accountants.

      12.02 LIST OF APPRAISALS. The Parties acknowledge that EXHIBIT F hereto lists the valuations described in the Plan of Reorganization obtained by Acquiror with respect to the Vessels and other motor tankers.

      12.03 ENTIRETY OF AGREEMENT. This Agreement (including the Disclosure Schedule and all other Schedules, Annexes and Exhibits hereto), states the entire agreement of the Parties, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties, covenants, and agreements which have induced this Agreement. No Party shall make any contrary representations in dealing with third parties.

      12.04 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a Party as shall be specified by like notice):

            (a)   If to Acquiror:
                  General Maritime Ship Holdings Ltd.
                  35 West 56th Street
                  New York, NY 10019
                  Attn:  Mr. Peter C. Georgiopoulos
                  Telecopy: (212) 763-5602
                  Confirm:  (212) 763-5620

                  With a copy to:
                  Kramer Levin Naftalis & Frankel LLP
                  919 Third Avenue

                  New York, NY  10022
                  Attn:  Thomas E. Molner, Esq.
                  Telecopy:  (212) 715-8000
                  Confirm:  (212) 715-9100

            (b)   If to the Transferors:
                  Wexford Capital LLC
                  411 West Putnam Avenue
                  Greenwich, CT  06830
                  Attn:  Mr. Frederick Simon
                  Telecopy:  (203) 862-7311
                  Confirm:  (203) 862-7011
                  and
                  Attn.: Mr. Arthur Amron
                  Telecopy:  (203) 862-7312
                  Confirm:  (203) 862-7012


                  With a copy to:
                  Reitler Brown, LLC
                  800 Third Avenue
                  21st Floor
                  New York, NY  10022
                  Attn:  Edward G. Reitler, Esq.
                  Telecopy:  (212) 371-5500
                  Confirm:  (212) 371-2000

      12.05 AMENDMENT. This Agreement may be modified or amended only by an instrument in writing, duly executed by the Parties.

      12.06 WAIVER. No waiver by any Party of any term, provision, condition, covenant, agreement, representation, or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

      12.07 ASSIGNMENT; BINDING NATURE; NO BENEFICIARIES. This Agreement may not be assigned by any Party without the prior written consent of the Parties; PROVIDED, however, that Acquiror may assign any of its rights hereunder (including the right to purchase one or more SPVs) to any affiliate of Acquiror which assumes the corresponding obligations of Acquiror hereunder, but no such assignment shall relieve Acquiror of any such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

      12.08 SEVERABILITY. If any provision of this Agreement is found unenforceable by a court of competent jurisdiction, such unenforceable provision shall not affect the other provisions but shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the Parties.

      12.09 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.10 GOVERNING LAW; JURISDICTION.

            (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

            (b) Each Party submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

      12.11 NEGOTIATED AGREEMENT. Acquiror and the Transferors acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party because such Party or its representatives drafted such provision.

      12.12 REMEDIES CUMULATIVE. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any Party of any remedy provided for herein shall not preclude the assertion or exercise by such Party of any other right or remedy provided for herein.

      12.13 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      12.14 EXECUTION AND DELIVERY. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be delivered by facsimile transmission with the same legal effect as if delivery of an original were made in person.

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

            IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as a Deed as of the date first set forth above.

GENERAL MARITIME SHIP HOLDINGS LTD.


By: /s/ Peter C. Georgiopoulos
   ---------------------------
Name: Peter C. Georgiopoulos
Title: Chairman and Chief Executive Officer


GENMAR ALEXANDRA, LLC


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:


GENMAR II, LLC


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:


EQUILI COMPANY, L.P.


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:


EQUILI COMPANY, LLC


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:

EQUILI COMPANY II, L.P.


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:


EQUILI COMPANY II, LLC


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:


GENMAR AJAX, LLC
for purposes of Section 5 only


By: /s/ Peter C. Georgiopoulos
   ---------------------------
Name: Peter C. Georgiopoulos
Title:


VALENTIS INVESTORS LLC
for purposes of Section 5 only


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:

WEXFORD TANKERS KENTUCKY LLC
for purposes of Section 5 only


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:

WEXFORD INVESTORS KENTUCKY LLC
for purposes of Section 5 only


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:

WEXFORD TANKERS WEST VIRGINIA LLC
for purposes of Section 5 only


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:

WEXFORD INVESTORS WEST
   VIRGINIA LLC

for purposes of Section 5 only


By: /s/ Frederick Simon
   --------------------------
Name: Frederick Simon
Title:

                        LIST OF SCHEDULES AND EXHIBITS*


EXHIBITS:
Exhibit A - Lock up Agreement
Exhibit B - Registration Rights Agreement
Exhibit C - Waiver and Contribution Agreement
Exhibit D - Registration Statement
Exhibit E - Legal Opinion
Exhibit F - List of Appraisals


SCHEDULES:
Schedule 1 - List of Transferors, Vessels and SPVs
Schedule 2 - Management Agreements










* Omitted Schedules and Exhibits will be furnished supplementally to the Commission upon request.